Exhibit 10.1
LIVERAMP HOLDINGS, INC.
AMENDED AND RESTATED
2010 EXECUTIVE OFFICER SEVERANCE POLICY

SECTION 1
PURPOSE
The purpose of the Policy is to provide Severance Benefits for the Executive Officers of the Company.

SECTION 2
DEFINITIONS
As used herein, the following words and phrases shall have the following meanings:
2.1 “Actual Cash Bonus” shall mean a cash bonus payment based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of the Fiscal Year the Participant worked for the Company.
2.2 “Affiliate” shall mean, with respect to any person or entity, any entity directly or indirectly controlled by, controlling or under common control with such person or entity. Notwithstanding the foregoing, for purposes of determining whether an Executive Officer has had a Separation from Service, Section 1.409A-1(h)(3) of the Treasury Regulations shall determine whether an Affiliate is a “service recipient” under Code Section 409A.
2.3 (a) “Annual Compensation Amount” shall mean the sum of a Participant’s base salary in effect on the Termination Date (or in the case of a Change in Control Termination, if greater, immediately before any reduction in such base salary giving rise to Good Reason) plus the two-Fiscal-Year average of all bonuses, commissions, premium pay, cost of living allowances and stock options, stock grants or other incentives received by a Participant within the relevant time period applicable to such Participant prior to the Termination Date, or, if applicable, the effective date of a Change in Control, without reduction for any pre-tax contributions to benefit and retirement plans or deductions for state, federal and local taxes.
(b) “Annual Salary Amount” shall mean a Participant’s annual base salary in effect on the Termination Date (or in the case of a Change in Control Termination, if greater, immediately before any reduction in such base salary giving rise to Good Reason), without reduction for any pre-tax contributions to benefit and retirement plans or deductions for local, state or federal taxes. Base salary does not include bonuses, commissions, premium pay, cost of living allowances or income from stock options, stock grants or other incentives.
2.4 “Average Annual Cash Bonus” shall mean the average annual cash bonus for the two Fiscal Years preceding the Termination Date. In the event a Participant has not been employed or otherwise eligible for a full Fiscal Year cash bonus payment in either or both of the two preceding Fiscal Years, 100% of the Participant’s cash bonus opportunity shall be substituted for the applicable year(s) in determining the Average Annual Cash Bonus.
2.5 “Board” shall mean the Board of Directors of the Company.

2.6 “Cash Severance Benefit” shall mean any severance benefit paid in cash due to a Qualifying Separation from Service in accordance with the terms of the Policy.
2.7 “Cause” for termination by the Company of the Participant’s employment shall mean: (i) the willful failure by the Participant to substantially perform his or her duties or follow the reasonable and lawful instructions of his or her supervisor; provided, that the Participant will be allowed to cure such failure within thirty (30) days of delivery to the Participant by the Company of written demand for performance, which such written demand will specifically identify the manner in which the Company believes the Participant has not substantially performed his or her duties; (ii) the engaging by the Participant in willful misconduct, or the Participant’s gross negligence, that is materially injurious to the Company, monetarily or otherwise;  (iii) the conviction of, or pleading guilty or nolo contendere to, any felony or a fraud; or (iv) the Participant’s material breach of the provisions of this Policy or of any material employment policy of the Company, which, if curable, is not cured within thirty (30) days of delivery to the Participant by the Company of written notice thereof.
2.8 “Change in Control” shall mean the occurrence during the term of the Policy of any one of the following events:
(i)        An acquisition of any securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”) by any “person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in a “Non-Control Acquisition” will not constitute an acquisition that would cause a Change in Control. A “Non-Control Acquisition” will mean (i) an acquisition by an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) any acquisition by or directly from the Company or any Subsidiary, or (iii) an acquisition pursuant to a Non-Qualifying Transaction (as defined in Section 2.8(iii) below);
(ii)       The individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such board, provided that, any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors will be an Incumbent Director; provided however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board of Directors (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, will be deemed an Incumbent Director; or
(iii)      Consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition:
(A)       The stockholders of the Company immediately before such Reorganization, Sale or Acquisition, beneficially own, directly or indirectly, immediately following such Reorganization, Sale or Acquisition, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the Company resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Reorganization, Sale or Acquisition;
(B)       The individuals who were members of the Incumbent Board immediately before the execution of the agreement providing for such Reorganization, Sale or Acquisition constitute at least a majority of the members of the board of directors of the Surviving Corporation; and
(C)       No person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any person who, immediately before such Reorganization, Sale or Acquisition, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities), has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities;
Any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in subparts (A), (B) and (C) of this Section 2.8(iii) above will be deemed to be a “Non-Qualifying Transaction.” Notwithstanding the foregoing, a “Change in Control” will not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities of the Company as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person.
(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, to the extent that (i) any payment under this Policy is payable solely upon or following the occurrence of a Change in Control and (ii) such payment is treated as “deferred compensation” for purposes of Code Section 409A, a Change in Control shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.
2.9 “Change in Control Termination” shall mean a Participant’s Separation from Service (i) initiated by the Company other than for Cause within the two years following a Change in Control or (ii) initiated by the Participant for Good Reason within two years following a Change in Control.
2.10 “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.11 “Company” shall mean LiveRamp Holdings, Inc. and its successors and, when used in relation to the Participant’s employment, includes all wholly owned subsidiaries of LiveRamp Holdings, Inc. For purposes of this Policy, the terms “employ,” “employee” and “employment” shall be construed to refer to the provision of services by the Participant to the Company, irrespective of whether the Participant is classified as an employee of the Company under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Notwithstanding the foregoing, for purposes of determining whether an Executive Officer has had a Separation from Service, Section 1.409A-1(h)(3) of the Treasury Regulations shall determine whether a subsidiary is a “service recipient” under Code Section 409A.
2.12 “Effective Date” of the Policy is November 9, 2010 and as amended herein on May 20, 2014, December 19, 2017, October 19, 2018, May 17, 2022, and November 14, 2023.

2.13 “Equity Severance Benefit” shall mean any benefit resulting in the vesting of outstanding non-qualified stock options, restricted stock, restricted stock units or any other equity award (other than Performance Units) granted by the Company, due to a Qualifying Separation from Service in accordance with the terms of the Policy.
2.14 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
2.15 “Executive Officer” shall mean as of a particular day, the officers of the Company designated as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 most recently by the Board, other than any “executive officer” who has an employment agreement with the Company that is in effect on that day.
2.16 “Fiscal Year” shall mean the period of time from April 1 of one year to March 31 of the following year and which is the annual period used by the Company for financial reporting purposes.
2.17 “Good Reason” for a Participant’s Separation from Service shall mean the occurrence (without the Participant’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, following the occurrence of a Change in Control:
(i)     a reduction by the Company in the Participant’s title or position, or a material reduction by the Company in the Participant’s authority, duties or responsibilities, or the assignment by the Company to the Participant of any duties or responsibilities that are materially inconsistent with such title, position, authority, duties or responsibilities;
(ii)     a reduction in Annual Compensation Amount; or
(iii)     the Company’s requiring the Participant to relocate his or her office location more than fifty (50) miles from his or her office location at the time of the Change in Control. For avoidance of doubt, “Good Reason” will exclude the death or Long-Term Disability of the Participant.
Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if (i) the Participant fails to provide the Company with notice of the occurrence of any of the foregoing within the ninety-day period immediately following the occurrence of such event, (ii) the Participant fails to provide the Company with a period of at least thirty days from the date of such notice to cure such event prior to providing a Notice of Termination for Good Reason, or (iii) the Termination Date specified in the Notice of Termination delivered to Company is not within thirty days following the day on which the thirty-day period set forth in the preceding clause (ii) expires; provided, that the thirty-day notice period required by clause (ii) shall end two days prior to the second anniversary of the Change in Control in the event that the second anniversary of the Change in Control would occur during such thirty-day period.
2.18 “Notice of Termination” shall mean a notice that indicates the specific provisions in this Policy relied upon as the basis for any Separation from Service and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for a Participant’s Separation from Service under the provision so indicated. No purported Separation from Service with or without Cause or for Good Reason shall be effective without a Notice of Termination.
2.19 “Participants” shall mean Executive Officers of the Company who meet the eligibility requirements of Section 3 of the Policy.
2.20 “Performance Unit” shall mean any equity incentive awards granted by the Company to Executive Officers that are earned based upon achievement of performance measures during a performance period as defined by the accompanying grant documents.

2.21 “Performance Unit Benefit” shall mean any benefits payable for earned or unearned, unvested Performance Units in accordance with the terms of this Policy.
2.22 “Long-Term Disability” shall have the same meaning as set forth in the Board’s Talent and Compensation Committee’s Equity Plan Administration Guidelines in effect as of a particular day.
2.23 “Policy” shall mean the LiveRamp Holdings, Inc. 2010 Executive Severance Policy as set forth in this document.
2.24 “Policy Administrator” shall mean the Talent and Compensation Committee of the Board or other person or group designated by the Company to serve as Policy Administrator.
2.25 “Qualifying Separation from Service” shall mean a Participant’s Separation from Service that (i) is involuntary and initiated by the Company without Cause at any time other than during the period specified in the Change in Control Termination definition; or (ii) meets the definition of a Change in Control Termination. For the avoidance of doubt, a Separation from Service will not constitute a Qualifying Separation from Service and no Severance Benefits shall be payable to a Participant should the Participant’s Separation from Service be (a) initiated by the Company for Cause, (b) by reason of Long-Term Disability, (c) by reason of the Participant’s death, or (d) initiated by the Participant; provided, however, that in the case of a Change in Control Termination, a Separation from Service initiated by the Participant for Good Reason will be considered a Qualifying Separation from Service.
2.26 “Release of Claims” shall mean the agreement that a Participant must execute in order to receive Severance Benefits under the Policy, which shall be approved by the Policy Administrator and shall contain, among such other terms and conditions determined by the Policy Administrator, typical post separation terms and a mutual general release of: (i) all claims that the Participant may have against the Company and any of its Affiliates relating to the employment and termination of employment of the Participant, including, but not limited to, any claims for bonus payments pursuant to the Company’s bonus plan or otherwise, and (ii) all claims that the Company and any of its Affiliates may have against the Participant relating to the employment and termination of employment of the Participant, excluding any claim arising from Participant’s contractual obligations or restrictions (whether contained herein, in equity grant agreements, or elsewhere) that are intended to extend beyond the termination of employment (including, but not limited to, non-competition, non-solicitation, confidentiality and clawback provisions) and any matters relating to a violation of law or that could otherwise result in Company liability. The Release of Claims will also contain an agreement by the Participant to be bound by the terms of Section 4.5 hereof.
2.27 “Separation from Service” shall mean an Executive Officer’s cessation of services to the Company and/or its Affiliates. For purposes of this Policy, an Executive Officer is treated as continuing in employment with the Company while the Executive Officer is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive Officer retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence shall constitute a bona fide leave of absence only if there is (i) to the extent applicable, a right to reemployment under an applicable statute or by contract or (ii) a reasonable expectation an Executive Officer will return to perform services for the Company following such leave. For purposes of this Policy and the application of Section 409A, if the period of leave exceeds six months and an Executive Officer does not retain a right to reemployment under an applicable statute or by contract, the Executive Officer will be deemed to have a Separation from Service on the first date immediately following such six-month period. For purposes of this Policy, an Executive Officer shall be deemed to have experienced a Separation from Service on any date that it is reasonably anticipated that the Executive Officer would perform no further services or that the Executive Officer’s level of bona fide services performed for the Company will decrease to a level equal to twenty percent or less of the average level of services rendered by the Executive Officer during the thirty-six-month period ending on such date or the full period of services rendered by the Executive Officer for the Company if the Executive Officer has been providing services to the Company for less than thirty-six months as of such date. Whether a Separation from Service has occurred will be determined in accordance with Treasury Regulation 1.409A-1(h), or any successor thereto.
2.28 “Severance Benefits” shall mean one or more of the following as provided by the Policy following a Qualifying Separation from Service: (i) Cash Severance Benefit, (ii) Equity Severance Benefit or (iii) Performance Unit Benefit.
2.29 “Severance Delay Period” shall mean the period beginning on the Termination Date and ending on the thirtieth day thereafter. Notwithstanding the foregoing, in the event that the Participant's Separation from Service occurs in connection with an exit incentive program or other employment termination program offered to a group or class of employees, as defined under the Older Worker Benefit Protection Act, 29 U.S.C. Section 626, the Severance Delay Period shall mean the period beginning on the Termination Date and ending on the sixtieth day thereafter.
2.30 “Termination Date” shall mean the date of a Participant’s Separation from Service with the Company as determined in accordance with Section 5.

SECTION 3
ELIGIBILITY
3.1 Commencement of Participation. Each Executive Officer shall automatically be a Participant in the Policy as of the Effective Date. Each individual who is designated by the Board as an Executive Officer following the Effective Date shall automatically be a Participant in the Policy as of the date of such designation. As a condition to any Executive Officer’s participation in the Policy he or she must acknowledge termination of any other employment agreements or severance arrangements with the Company. Additionally, the Policy Administrator may require as a condition of participation or continued participation that any Participant execute documents agreeing to be bound by any clawback policy adopted by the Board from time to time.
3.2 Duration of Participation.
(a) A Participant shall cease to be a Participant if he or she ceases to be an Executive Officer. To avoid any doubt, the Board shall have full discretion to add or remove Executive Officers.
(b) A Participant entitled to Severance Benefits under the terms of this Policy shall remain a Participant in the Policy until the full amount of the Severance Benefits have been paid to him or her, subject to the Restrictions provided in Section 4.5.
3.3 Eligibility for Severance Benefits.
(a) Subject to Section 3.3(b), a Participant shall be entitled to receive Severance Benefits from the Company as specified in Section 4.
(b) No Severance Benefits will be provided to a Participant unless the Participant has properly executed and delivered to the Company a Release of Claims and that Release of Claims has become irrevocable as provided therein prior to the expiration of the Severance Delay Period. Such Release of Claims shall not be accepted by the Company unless it is executed on or after the Participant’s Termination Date.
(c) Subject to Section 1.409A-1(h)(3) of the Treasury Regulations, for purposes of determining a Participant’s and the Company’s rights and obligations under the Policy, the transfer of employment of a Participant from the Company to one of its Affiliates, or from such an Affiliate to the Company, in each case whether before or after the Change in Control, shall not constitute a Separation from Service for purposes of the Policy.

(d) To the extent consistent with Code Section 409A, a participant is not entitled to any Severance Benefits if his or her employment is terminated by the Company in connection with a sale, divestiture, or other disposition of all or a portion of the stock or assets of the Company or any of its Affiliates that does not constitute a Change in Control (a “Transaction”) if: (i) the Participant is offered a position with the counterparty to the Transaction (or an Affiliate of such counterparty); and (ii) the Policy Administrator determines that the base salary, bonuses, commissions, premium pay, cost of living allowances and stock options, stock grants and other incentives to be provided to the Participant in such position is comparable to the Participant’s then current Annual Compensation Amount. For clarification purposes, this Section 3.3(d) is intended solely to limit, and not to expand, the benefits provided for elsewhere in this Policy.
3.4 Death of a Participant. If a Participant whose employment terminates in a Qualifying Separation from Service dies after his or her Termination Date but before the Participant receives the Severance Benefits to which he or she is entitled, the payment will be made to the Participant’s surviving spouse or, if the Participant does not have a surviving spouse, to the Participant’s estate; provided, however, that no Severance Benefit will be paid pursuant to this Section 3.4 unless the surviving spouse or the executor of the Participant’s estate, or any or all of the foregoing, upon the request of the Policy Administrator, properly execute and deliver to the Company a Release of Claims on behalf of the Participant that has become irrevocable as provided therein prior to the expiration of the Severance Delay Period.

SECTION 4
BENEFITS
4.1 Qualifying Separation from Service Other Than a Change in Control Termination.
(a) In the event a Participant has a Qualifying Separation from Service other than a Change in Control Termination, and the Policy Administrator determines that he or she is entitled to a Cash Severance Benefit, such Participant will be eligible to receive a Cash Severance Benefit in an amount equal to such Participant’s Annual Salary Amount, Average Annual Cash Bonus, and Actual Cash Bonus, plus, if the Participant timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), monthly payments to cover COBRA continuation coverage for the Participant and his or her eligible dependents for eighteen (18) months following the Termination Date.
(b) Notwithstanding anything contained in any equity plan or grant documents, in the event Participant has a Qualifying Separation from Service other than a Change in Control Termination, and the Policy Administrator determines that he or she is entitled to a Performance Unit Benefit, such Participant will be eligible to receive: (i) the number of Performance Units, if any, that were earned during a completed performance period but remain unvested, multiplied by a fraction, the numerator of which is the full number of calendar months that elapsed between the beginning of the performance period and the Termination Date and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture; (ii) the number of Performance Units, if any, for performance periods that are ongoing as of the Termination Date and for which at least one-year of the performance period has elapsed as of the Termination Date, multiplied by a fraction, the numerator of which is the full number of calendar months that elapsed between the beginning of the performance period and the Termination Date and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture, with the settlement of such performance units to occur after the completion of the applicable performance period based upon the Company’s actual performance as determined following the completion of the applicable performance periods in accordance with the terms of the Performance Unit grant documents.

4.2 Change in Control and Performance Unit Benefit. In the event of a Change in Control, whether or not accompanied by a Qualifying Separation from Service, if the Policy Administrator determines that a Participant is entitled to a Performance Unit Benefit, unless provided otherwise in the applicable grant documents underlying the Performance Units, the applicable performance period (as set forth in the applicable grant documents) will be truncated to end on the date of such Change in Control (such date, the “Change in Control End Date”), and a number of Performance Units will become eligible to vest (the “Eligible PSUs”) based on the degree of achievement of performance objectives (as set forth in the applicable grant documents) as of the Change in Control Date. Eligible PSUs will be treated as unvested restricted stock units, and if assumed or substituted for by the acquiring or surviving entity (or an affiliate of such entity) in accordance with the terms of the definitive agreements relating to the Change in Control (the “Definitive Agreements”), will convert into restricted stock units (or other compensatory arrangements) of equal value to be settled in cash or shares (determined in accordance with the Definitive Agreements) by the acquiring or surviving entity (or an affiliate of such entity), as applicable (the “Assumed Eligible PSUs”). In the event the Participant remains employed with the acquiring or surviving entity (or an affiliate of such entity), as applicable, through the end of the applicable performance period (such date, the “Performance Period End Date”), the Assumed Eligible PSUs will become fully vested and will be settled within thirty (30) days of the Performance Period End Date. Subject to the vesting acceleration set forth in Section 4.3(b), in the event the Participant’s employment terminates for any reason before the Performance Period End Date, the Participant’s Assumed Eligible Performance Units will be immediately forfeited.
4.3 Change in Control Termination.
(a) In the event of a Change in Control Termination, if the Policy Administrator determines that a Participant is entitled to a Cash Severance Benefit, such Participant will be eligible to receive an amount of cash equal to Participant’s Actual Cash Bonus, one and one half times (or, if the Participant serves as the Company’s chief financial officer, two times) such Participant’s Annual Salary Amount, and one and one half times (or, if the Participant serves as the Company’s chief financial officer, two times) such Participant’s Average Annual Cash Bonus, plus, if the Participant timely elects COBRA continuation coverage, monthly payments to cover such coverage for the Participant and his or her eligible dependents for eighteen (18) months following the Termination Date. Notwithstanding the forgoing, any reduction in the Annual Compensation Amount taken by the Company or any of its Affiliates that (i) forms a basis of a Participant’s Separation from Service for Good Reason or (ii) is taken following the provision of a Notice of Termination and would constitute Good Reason shall be disregarded in calculating the payments and benefits to be provided pursuant to this Section 4.3.
(b) In the event of a Change in Control Termination, a Participant’s unvested outstanding non-qualified stock options, restricted stock, restricted stock units and any other equity awards (including Assumed Eligible PSUs, but excluding any other Performance Units, if applicable) granted prior to the date of the Change in Control and outstanding as of the Termination Date (“Stock Awards”) shall vest, notwithstanding anything to the contrary in any equity incentive plan or agreement, including without limitation, the Company’s Amended and Restated 2005 Equity Compensation Plan, or the related award agreements. Stock Awards shall include any awards covering the securities of a successor company and any rights to cash of an equivalent value (as of the Change in Control) substituted for equity awards of the Company.
4.4 Form and Time of Payment
(a) In the Event of a Qualifying Separation from Service other than a Change in Control Termination, the Cash Severance Benefit, other than the Actual Cash Bonus, shall be paid in twenty-four semi-monthly payments in accordance with the Company’s normal payroll cycle, less any applicable state and federal taxes required to be withheld, with such payments commencing on the normal payroll cycle occurring immediately following the expiration of the Severance Delay Period. The Actual Cash Bonus shall be payable on the date when such bonus otherwise would be paid absent a termination of employment and following expiration of the Severance Delay

Period. As a condition to receiving such payments, the Participant must execute the Release of Claims and let expire any period during which the Participant may revoke such Release of Claims pursuant to the terms of the Release of Claims prior to the expiration of the Severance Delay Period.
(b) In the Event of a Qualifying Separation from Service other than a Change in Control Termination, payment of any Performance Unit Benefit in accordance with Section 4.1(b)(i) shall be processed within thirty (30) days following the expiration of the Severance Delay Period, and any payment of any Performance Unit Benefit in accordance with Section 4.1(b)(ii) will be made as soon as administratively practicable after the end of the performance period stated in the applicable grant documents and at the time the Participant would have received payment had the Participant remained employed. As a condition to receiving such benefits, the Participant must execute the Release of Claims and let expire any period during which the Participant may revoke such Release of Claims pursuant to the terms of the Release of Claims prior to the expiration of the Severance Delay Period.
(c) In the event of a Change in Control only, payment of any Performance Unit Benefit in accordance with Section 4.2 shall be processed within thirty (30) days after the Change in Control.
(d) In the event of a Change in Control Termination only, any Cash Severance Benefit, other than the Actual Cash Bonus, shall be paid in a lump sum, less any applicable state and federal taxes required to be withheld, on the normal payroll cycle occurring immediately following the expiration of the Severance Delay Period. The Actual Cash Bonus shall be payable on the date when such bonus otherwise would be paid absent a termination of employment and following expiration of the Severance Delay Period. As a condition to receiving such payments, the Participant must execute the Release of Claims and let expire any period during which the Participant may revoke such Release of Claims pursuant to the terms of the Release of Claims prior to the expiration of the Severance Delay Period.
(e) In the event of a Change in Control Termination only, any Equity Severance Benefit shall be processed within thirty (30) days following the expiration of the Severance Delay Period. As a condition to receiving such Equity Severance Benefit, the Participant must execute the Release of Claims and let expire any period during which the Participant may revoke such Release of Claims pursuant to the terms of the Release of Claims prior to the expiration of the Severance Delay Period.
(f) It is intended that (i) each payment or installment of payments provided under this Policy is a separate “payment” for purposes of Code Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A including those exceptions provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Policy, if the Company determines (i) that on the date of an Executive Officer’s Separation from Service or at such other time that the Company determines to be relevant, the Executive Officer is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive Officer pursuant to this Policy are or may become subject to the additional tax under Code Section 409A(1)(B) or any other taxes or penalties under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Policy, then such payments shall be delayed until the date that is six months after the date of the Executive Officer’s Separation from Service with the Company, or if earlier, the Executive Officer’s death. Any payments delayed pursuant to this Section 4.4(f) shall be made in a lump sum on the first day of the seventh month following the Executive Officer’s Separation from Service or, if earlier, the Executive Officer’s death and any remaining payments shall be made in accordance with the Policy.
4.5 Benefits Conditional
(a) Anything in this Policy to the contrary notwithstanding, all payments and benefits for each Participant eligible according to Sections 4.1, 4.2 and 4.3 are conditional upon such Participant’s compliance with the Restrictions on

Competitive Employment and Restrictions Against Solicitation and Inducement described below (collectively the “Restrictions”). Until such Restrictions are completely satisfied, the Participant shall be a constructive trustee of such payments and benefits and shall return them to the Company promptly if he/she violates any aspect of such Restrictions.
(b) During employment, and for a period of 12 months following a Qualifying Separation from Service, the Participant will not (as an individual, principal, agent, employee, consultant, director or otherwise), directly or indirectly in any territory in which the Company and/or any of its Affiliates does business and/or markets its products and services, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in the Business of the Company (collectively, “Restrictions on Competitive Employment”). The Business of the Company includes, but is not limited to, information management products, marketing solutions and other services related to customer acquisition, growth and retention, including data collection, data integration technology and services, database services, information technology outsourcing, consulting and analytics services and consumer privacy products and services, or any other significant business in which the Company or any of its subsidiaries is engaged in, in each case where such products or services are competitive with products or services offered by the Company or any of its subsidiaries that constitute more than five percent (5%) of the Company’s revenues in any of its eight (8) preceding fiscal quarters. In addition, the Participant will not have an equity interest in any such firm or business other than as a 1% or less shareholder of a public corporation.
(c) During employment and for a period of 12 months following a Qualifying Separation from Service, the Participant will not, directly or indirectly, on the Participant’s own behalf or on behalf of any other person or entity, do any of the following (collectively, “Restrictions Against Solicitation and Inducement”): (i) solicit or contact any customer or targeted potential customer of the Company and/or its Affiliates upon whom he/she called or solicited or with whom he/she became acquainted after commencement of employment with the Company and/or its Affiliates; (ii) induce or attempt to induce, any employees, agents or consultants of the Company and/or its Affiliates to do anything from which he or she is restricted by reason of this Policy or any agreement between the Participant and the Company that restricts the Participant against solicitation or inducement; (iii) offer or aid others to offer employment to, otherwise solicit the services of, or solicit to terminate their employment or agency with the Company any employees, agents, or consultants of the Company and/or its Affiliates; or (iv) provide services to any customer, solicit any vendor or supplier of the Company for the purpose of either providing products or services to do a business competitive with the Company, or otherwise interfere with or disrupt or attempt to disrupt any contractual or potential contractual relationship between any customer, vendor or supplier and the Company and/or its Affiliates.
(d) The Restrictions applicable to Participants are effective for the time stated in this Policy and do not affect and are not affected by any other similar restrictions that may apply or may in the future apply to such Participant pursuant to any other plan, agreement or other arrangement. Any other similar obligations under other agreements, including the Employee Agreement and any Equity grant agreements, entered into between a Participant and Company shall remain in effect and the Participant shall remain bound by the terms of this Policy as well as such other agreements or obligations. Furthermore, the Release of Claims will contain the restrictions and covenants contained in this Section 4.5 (modified if necessary to comply with appropriate state law) and a provision that the restrictions and covenants contained in this Policy and the Release of Claims are reasonable and necessary to protect the legitimate interests of the Company and that the services rendered by the Participant were of a special, unique and extraordinary character. The Release of Claims will also contain a provision that the Company will be entitled to injunctive relief, which entails that (i) it would be difficult to replace the Participant’s services; (ii) the Company would suffer irreparable harm that would not be adequately compensated by monetary damages; and (iii) the remedy at law for any breach of any of the restrictions and covenants contained in this Policy and the Release of Claims may be inadequate. The Participant will further agree and acknowledge in the Release of Claims that the Company will be entitled, in addition to any remedy at law or in equity, to obtain preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of any of the restrictive covenants contained in this Policy and the Release of Claims. This provision with respect to injunctive relief will not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.
(e) Notwithstanding anything contained herein, any amounts paid or payable to a Participant pursuant to this Policy or otherwise by the Company, including any equity compensation granted to the Participant, may be subject to forfeiture or repayment to the Company pursuant to any clawback policy as adopted by the Board from time to time and applicable to Executive Officers of the Company to the extent permitted by Code Section 409A, and Participant will be bound by any such policy while an Executive Officer and will agree to continue to be bound in the Release of Claims.
4.6 Exclusive Payments; No Mitigation. Severance Benefits under this Policy are not intended to duplicate benefits such as (i) workers’ compensation wage replacement benefits, disability benefits, and pay-in-lieu-of-notice, (ii) severance pay, or similar benefits under other benefit plans, severance programs or agreements, or employment contracts, or (iii) applicable laws, such as the WARN Act. Should such other benefits be payable, a Participant’s benefits under this Policy will be reduced accordingly or, alternatively, benefits previously paid under this Policy will be treated as having been paid to satisfy such other benefit obligations in either case to the extent permitted by Code Section 409A. In either case, the Policy Administrator will determine how to apply this provision and may override other provisions in this Policy in doing so.

SECTION 5
TERMINATION OF EMPLOYMENT
5.1 Written Notice Required. Any purported Separation from Service for Cause, without Cause or for Good Reason, whether by the Company or by the Participant, shall be communicated by written Notice of Termination to the other.
5.2 Termination Date. In the case of the Participant’s death, the Participant’s Termination Date shall be his or her date of death. In the case of Long-Term Disability, the Termination Date shall be the date established by Company according to standard policy and procedure. In all other cases, the Participant’s Termination Date shall be the date specified in the Notice of Termination; provided however, that upon a Participant’s Separation from Service for Good Reason, the date specified in the Notice of Termination must comply with the provisions of Section 2.17.

SECTION 6
EFFECT OF SECTIONS 280G AND 4999 OF THE CODE
Notwithstanding anything contained in this Policy to the contrary, if any payment or benefit a Participant would receive from the Company pursuant to the Policy or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Payment will be equal to the Reduced Amount (defined below). The "Reduced Amount" will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and the Participant will have no rights to additional payments and/or benefits constituting the Payment. In no event will the Company or any stockholder be liable to a Participant for any amounts not paid as a result of the operation of this Section 6. No portion of any Payment shall be taken into account which in the opinion of tax counsel does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A).
To the extent permitted by Code Section 409A, unless Participant shall have given prior written notice specifying a different order to the Company to effectuate the Reduced Amount, the Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments or benefits which are payable in cash and (ii) then reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the Change in Control. Any notice given by Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Participant’s rights and entitlements to any benefits or compensation.

SECTION 7
SUCCESSORS TO COMPANY
This Policy shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Policy if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Policy, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company under this Policy, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The Participants shall be deemed to be third-party beneficiaries of the provisions of this Section 7.

SECTION 8
DURATION, AMENDMENT AND PLAN TERMINATION
8.1 Duration. This Policy shall continue in effect until terminated in accordance with Section 8.2. If a Change in Control occurs, this Policy shall continue in full force and effect and shall not terminate or expire until after all Participants who have become or may become entitled as a result of the Change in Control to Equity Severance Benefits, Performance Unit Benefits and/or Cash Severance Benefits hereunder shall have received such payments in full.
8.2 Amendment and Termination. Prior to a Change in Control, the Policy may be amended or modified in any respect, and may be terminated, in any such case by the Talent and Compensation Committee or the Board; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective (i) as to a Participant for whom a Qualifying Separation from Service of the Participant has already occurred; (ii) if a Change in Control occurs within one year after such adoption; or (iii) from or after the occurrence of a Change in Control and for twenty-seven (27) months thereafter. Any attempted amendment, modification or termination within one year prior to a Change in Control that would adversely affect the benefits or protections hereunder will be null and void ab initio as it relates to all such individuals who were Participants prior to such adoption (it being understood, however, that the hiring, termination of employment, promotion or demotion of any employee of the Company or any of its Affiliates prior to a Change in Control shall not be construed to be an amendment, modification or termination of the Policy). Any amendment, modification or termination that accelerates the payment of any benefit hereunder shall be deemed to not adversely affect the benefits or protections hereunder of any individual.
8.3 Form of Amendment. The form of any amendment or termination of the Policy in accordance with Section 8.2 hereof shall be a written instrument approved by the Talent and Compensation Committee or the Board certifying that the amendment or termination has been approved by the Talent and Compensation Committee or the Board, respectively.

SECTION 9
MISCELLANEOUS
9.1 Administration.
(a) The Policy will be interpreted by the Policy Administrator in accordance with the terms of the Policy and their intended meanings. The Policy Administrator shall have the discretion, in his or her sole judgment, to (i) make any findings of fact needed in the administration of the Policy, (ii) interpret or construe ambiguous, unclear or implied (but omitted) terms, (iii) establish rules and regulations for administering the Policy and (iv) take such other action as he or she deems necessary or appropriate. The validity of any such action or determination by the Policy Administrator will not be given de novo review if challenged in court, by arbitration or any other forum and will be upheld unless clearly arbitrary or capricious. All actions and all determinations made in good faith by the Policy Administrator shall be final, binding and conclusive upon all persons claiming any interest in or under the Policy. Benefits under the Policy will be paid only if the Policy Administrator decides in his or her discretion that a claimant is entitled to them.
(b) The Policy Administrator shall establish a claims procedure in accordance with ERISA and shall set forth such claims procedure in the summary plan description of the Policy.
9.2 Employment Status. This Policy does not constitute a contract of employment or impose on the Company any obligation to: (a) retain any Participant as an employee or maintain any compensation level (except as otherwise provided herein), (b) not change the status of any Participant’s employment, (c) not change any employment policies of the Company, or (d) not change or continue the status of any Participant’s employment as an Executive Officer.
9.3 Withholding of Taxes. The Company shall withhold from any amounts payable under this Policy all federal, state, local or other taxes that are legally required to be withheld.
9.4 No Effect on Other Benefits. Equity Severance Benefits, Performance Unit Benefits and Cash Severance Benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except as required by law or to the extent expressly provided therein or herein.
9.5 Validity and Severability. The invalidity or unenforceability of any provision of the Policy shall not affect the validity or enforceability of any other provision of the Policy, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.6 Settlement of Claims. The Company’s obligation to make the payments provided for in this Policy and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against a Participant or others except as may be specifically permitted by Code Section 409A.
9.7 Unfunded Obligation. All Equity Severance Benefits, Performance Unit Benefits and Cash Severance Benefits provided under this Policy shall constitute an unfunded obligation of the Company. Cash payments shall be made, as due, from the general funds of the Company. This Policy shall constitute solely an unsecured promise by the Company to provide such benefits to Participants to the extent provided herein. This Policy does not provide the substantive benefits under such other employee benefit plans, and nothing in this Policy shall restrict the Company’s ability to amend, modify or terminate such other employee benefit plans (whether before or after a Change in Control (but subject to Section 2.17 following a Change in Control).
9.8 Governing Law. It is intended that the Policy be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and the Policy shall be administered in a manner consistent with such intent. The Policy and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by federal law, with the laws of the state of California, wherein venue shall lie for any dispute arising hereunder. In addition, this Policy shall only cover certain employees of the Company who are members of a “select group” of management or highly compensated employees within the meaning of Section 201(2), 301(a)(3), and 401(a)(1) of ERISA. The Company shall have the authority to take any and all actions necessary or desirable in order for the Policy to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for employees who are members of a select group of management or highly compensated employees. This Policy shall also be subject to all applicable non-U.S. laws as to Participants employed by subsidiaries of the Company located outside of the United States. Without limiting the generality of this Section 9.8, it is intended that the Policy comply and be interpreted in accordance with Section 409A of the Code, and the Board shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the Equity Severance Benefits, Performance Unit Benefits or Cash Severance Benefits due to Participants hereunder. Notwithstanding any other provision of this Policy, to the extent applicable, any amendment, modification or termination of the Policy, and the acceleration of any payments hereunder in connection thereto, shall be made in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder, including Treasury Regulation 1.409A-3(j)(4)(ix).
9.9 Assignment. This Policy shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. A Participant’s rights under this Policy shall not otherwise be transferable or subject to lien or attachment.
9.10 Enforcement. This Policy is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.